Exhibit 10.3

QuidelOrtho Corporation
Retention and Recognition Compensation Agreement

QuidelOrtho Corporation (the “Company”) has awarded to you (the “Participant”) a cash retention and recognition award in the amount and on the terms set forth below (the “Cash Retention Award”) and has granted you an award of restricted stock units pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”) and the applicable form of award agreement thereunder (the “Equity Retention Award”). Your Cash Retention Award and Equity Retention Award (collectively, the “Retention Awards”) are subject to all of the terms and conditions as set forth in this Retention and Recognition Compensation Agreement (this “Agreement”). The Company expects that you recognize the sensitivity of your receipt of the Retention Awards and that you keep all aspects, including the terms, confidential.

Participant:    [__________]
Date of Grant:    May 13, 2024
Cash Retention Award:    USD $[_]
Equity Retention Award (# of RSUs):    [_____]
Vesting Date:    June 30, 2025

Vesting Schedule:    Except as set forth below under “Termination without Cause”, the Retention Awards shall vest on the Vesting Date.

Termination without Cause:

(a)Voluntary Termination: Notwithstanding the foregoing vesting schedule, except as set forth in clause (b) below, vesting and any right to future payment of the Cash Retention Award and/or vesting of the Equity Retention Award shall terminate upon the
Participant’s termination of employment for any reason prior to the Vesting Date and Participant shall forfeit and have no further right or interest in the Retention Awards.

(b)Involuntary Termination: If, prior to the Vesting Date, the Participant’s employment is terminated by the Company for any reason other than for Just Cause Dismissal (as defined in the Plan), then, subject to Participant executing the Company’s customary general release of claims in favor of the Company and such release becoming effective and irrevocable in accordance with its terms, and Participant’s compliance, in all material respects, through such termination date with the Company’s policies, customary separation terms, processes and agreements, and applicable laws, the Retention Awards shall become fully vested.

(c)Payment of Cash Retention Award: Any portion of the Cash Retention Award that becomes vested in accordance with the terms set forth in this Agreement shall be payable to Participant, in cash, net of applicable withholding taxes, within thirty (30) days after the vesting date.

(d)Terms and Conditions of Equity Retention Award: The remaining terms and conditions of the Equity Retention Award shall be as set forth in the Plan and the applicable award agreement thereunder.

(e)Tax Withholding: The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

[Signature Page Follows]

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Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•The Cash Retention Award is governed by this Agreement, and the Equity Retention Award is governed by this Agreement, the Plan and applicable award agreement thereunder.
•This Agreement may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•This Agreement, the Plan and equity award agreement set forth the entire understanding between you and the Company regarding the Retention Awards and supersede all prior oral and written agreements, promises and/or representations on that subject.

QUIDELORTHO CORPORATION    PARTICIPANT:
By:    ___________________________        ____________________________________
Title: ____________________________        Date:________________________________
Date:____________________________

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